Exhibit 10.1

Assets purchase Agreement

资产收购协议

THIS Assets purchase AGREEMENT (this “Agreement”) is entered into in Suzhou City, Jiangsu Province, the People’s Republic of China (the “PRC”) on June 30, 2025 by and among:

本股份转让协议（“本协议”）由以下各方于2025年6月[ ]日在中华人民共和国（“中国”）江苏省苏州市达成：

FiEE (HK) Limited, a limited liability company incorporated under the laws of Hong Kong with its registered address at Flat A1, 29/F., Block A, TML Tower, 3 Hoi Shing Road, Tsuen Wan, Hong Kong (the “Transferee” or “FiEE”);

FiEE (HK) Limited，一家根据香港法律设立有限公司，注册地址位于Flat A1, 29/F., Block A, TML Tower, 3 Hoi Shing Road, Tsuen Wan, Hong Kong （“受让方”或“FiEE”）；

Hongyan Sun, PRC ID Number 150422198301251866;

孙红艳，中国身份证号：150422198301251866；

Lin Lin, PRC ID Number 320502197809172517

林林，中国身份证号：320502197809172517

Suzhou Yixuntong Network Technology Co., Ltd., a limited liability company incorporated under the laws of PRC with its registered address at Room 421, 4th Floor, Building 3, Yuanhetang Science and Technology Culture R&D Community, No. 588 Xuangong Road, Yuanhe Street, Xiangcheng District, Suzhou City, Jiangsu Province (the “Company”) (together with Lin Lin and Hongyan Sun, the “Transferors”); and.

苏州翼迅通网络科技有限公司，一家根据中国法律设立的有限责任公司，注册地址位于江苏省苏州市相城区元和街道宣公路588号元和塘科技文化研发社区3号楼4楼421室（“公司”）（连同林林及孙红艳，合称“转让方”）；和。

The aforesaid hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

上述方在下文合称“各方”，单独称“一方”。

Preamble

前言

Whereas, Hongyan Sun and Lin Lin respectively own 50% of the equity interests in the registered capital of the Company；

鉴于，孙红艳和林林各持有公司50%股权；

Whereas, the Transferors intend to transfer certain fixed assets and intellectual property of the Company to FiEE or its designee approved by FiEE (the “Acquisition”);

鉴于，转让方意欲转让公司的固定资产及知识产权给受让方或其指定方（“本次收购”）；

Now, therefore, the Parties are now willing to continue their negotiations with the aim to implement the Acquisition and to conclude this Agreement.

现，由此，各方现愿意继续磋商，以落实本次收购并签订本协议。

Article 1 Purchase Price

第一条 购买价格

1.1	FiEE will acquire the fixed assets and intellectual property of the Company, (the “Target Assets”).

FiEE拟收购公司的固定资产及知识产权（“目标资产”）。

1.2	The Parties agree that the Purchase Price of the Target Assets shall be USD 1,400,000 (in words: one million four hundred thousand US Dollars) or the RMB equivalent (the “Purchase Price”). The exchange rate by RMB versus USD is subject to calculation through intermediate price of RMB versus USD announced by the People’s Bank of China on the date of payment

各方同意目标资产的购买价格为140万美元（大写：美元壹佰柒拾万圆整）或等值人民币（“购买价格”）。人民币兑美元的汇率根据付款时中国人民银行公布的人民币兑美元的中间价格计算。

1.3	Each Party shall be responsible for its own taxes, costs and expenses which may incur from the Acquisition, in the course of the Acquisition and the preparation and negotiation of this Agreement in accordance with the applicable laws and regulations.

各方应按照相关法律法规的规定，各自承担对在本协议的准备和协商过程中以及本次收购过程中由于本次收购所发生的各自的税费、成本和费用。

Article 2 Payment Schedule

第二条 付款进度

2.1	The Parties agree that the Purchase Price shall be paid according to the following provisions:

各方同意，购买价格的付款进度按照以下约定进行：

Within three (3) days upon the signing of this Agreement, the Transferee shall pay USD 1,400,000 to the Transferors. The Transferors shall pay the aforementioned amount to the Company or a third party designated by the Company afterward.

在本协议签署日后三（3）天内，受让方应当向转让方支付1,400,000美元。转让方事后应当将上述款项支付给公司或公司指定的第三方。

2.3	Transferee shall transfer the Purchase Price by wire transfer to the bank account designated by the Transferors. Upon receiving of the relevant instalments of the Purchase Price, the Transferors shall issue the certificate of payment to the Transferee confirming the acceptance thereof.

受让方应将购买价格电汇至转让方指定的银行账户。转让方一经收到购买价格的相应付款，应当向受让方出具收款凭证，并确认其已收悉。

Article 3 Closing Related Matter

第三条 交割相关事项

3.1	The obligations of the Transferee to complete the Acquisition shall be subject to the fulfilment of the following conditions (the “Closing Conditions”). Any one or more of the Transferee Conditions may be waived by the Transferee (without affecting any of its rights hereunder) in its absolute discretion by written notice to the Transferors. It is the Parties’ intention that the execution of this Agreement and the closing of the Acquisition contemplated hereunder will take place simultaneously. The Transferee Conditions are:

受让方完成本次收购的义务取决于以下条件（“交割条件”）的满足。受让方可自行决定向转让方发出书面通知放弃交割条件中的任何一项或多项（而不影响其在本协议项下的任何权利）。各方的意图是本协议的签署和本协议项下的本次收购之交割将同时进行。交割条件包括：

a)	all the representations and warranties set forth in Article 4 hereof shall be true, correct and accurate on the Closing Date as if made on the Closing Date;

在交割日，本协议第四条列出的全部陈述与保证均为真实、正确和准确，如同是在交割日当日做出的；

b)	each of the Transferors and the Company shall have performed and complied in all material aspects with all agreements, obligations and conditions contained in this Agreement and any ancillary documents that are required to be performed or complied with by it or its affiliates on or before the Closing Date;

转让方和公司应均已履行和遵守了转让方或公司或者转让方或公司的关联方在交割日当日或之前应履行或遵守的本协议以及相关协议中包含的一切约定、义务和条件；

c)	the Company’s executive director and shareholders’ meeting respectively shall have adopted resolutions, approving the Company to perform all of the obligations under this Agreement and any ancillary documents;

公司执行董事和股东会应已分别通过决议，批准公司履行本协议以及相关协议项下的一切义务；

d)	no event having a material adverse effect shall have occurred since the execution of this Agreement.

自本协议签署以来未发生具有重大不利影响的事件；

e)	all filings and other consents under the applicable Laws of the PRC or required by relevant Government Entity in connection with the Acquisition;

适用的中国法律项下或者相关政府机构要求的就本次收购及受让方根据本协议支付购买价格的所有备案和其他同意；

f)	due diligence results of the Company are satisfactory to the Transferee;

对公司的尽职调查结果令受让方满意；

3.5	The Transferors shall ensure that the fixed assets and intellectual property rights of the Company whose details are attached hereto as Annex 1 shall be handed over to the designates of the Transferee at the Closing.

转让方应保证在交割时向受让方的代表移交公司的固定资产和知识产权，具体信息见本协议附件1.

With regard to any copyrights, software copyrights, patents or any intellectual property rights related to the MCN business and any other business of the Company and/or the Transferee, which are under the control of the Transferors but cannot be transferred to the Company and/or the Transferee at the Closing , the Transferors hereby confirm and acknowledge that all rights and benefits of such assets shall belong to the Company and/or the Transferee. If the Transferee intends to authorize the Transferors to hold the assets, the Transferors shall hold the assets for the benefit of the Transferee free of charge during the period prior to the transfer of such the assets to the Transferee, in accordance with the instructions of the Transferee. The Transferors shall transfer the assets to any party designated by the Transferee if the Transferee so requires at the lowest price permitted by the applicable law.

就任何于交割日在转让方控制之下但无法向公司和/或受让方转让的版权、软件著作权、专利或任何与MCN业务以及公司和/或受让方的其他业务相关的知识产权，转让方在此确认该等资产的全部权益均归属于公司和/或受让方。若受让方拟授权转让方持有该等资产，则转让方应按照受让方的指示在该等资产未转让至受让方期间为受让方无偿持有该等资产。若受让方有所要求，转让方应以适用法律允许的最低价格向受让方指定的主体转让该等资产。

Article 4 Representations and Warranties

第四条 陈述与保证

4.1	The Transferors jointly and severally represent and warrant the following as of the date of this Agreement:

转让方于本协议签署日连带陈述与保证如下：

a)	The Transferors have the requisite power to duly and validly conclude this Agreement and perform their duties and obligations hereunder;

转让方具有正式有效并且必要的法律能力签署本协议，并且履行本协议项下的义务。

b)	This Agreement does not constitute a breach of any agreement or law by which the Transferors are bound; and

本协议不违反对转让方具有约束力的任何协议或法律；以及

c)	The Transferors shall cause the appointed executive director of the Company to adopt the Acquisition.

转让方应促成其任命的公司执行董事通过本次收购。

4.2	The Transferee represents and warrants the following as of the date of this Agreement:

受让方于合同签署日陈述与保证如下：

a)	The Transferee has the requisite power to duly and validly conclude this Agreement and perform its duties and obligations hereunder; and

受让方具有正式有效并且必要的法律能力签署本协议，并且履行本协议项下的义务；以及

b)	This Agreement does not constitute a breach of any agreement or law by which the Transferee is bound.

本协议不违反对受让方具有约束力的任何协议或法律。

Article 5 Effectiveness and Termination

第五条 生效与终止

5.1	This Agreement shall become effective upon signing by the Parties.

本协议自各方签署之日起生效。

5.2	Termination.

解除。

a)	This Agreement and the obligations hereunder shall terminate upon the mutual written agreement of the Parties; or

本协议及本协议项下的义务应在各方达成书面协议后解除；或

b)	Without prejudice to Article 5.2 a) above, in the event that the Closing does not take place within one year from the date hereof or such later date as determined by the Transferee, the Transferee shall have the right to terminate this Agreement in its sole discretion.

在不损害前述第5.2a)条的前提下，在交割未能在本协议签订之日起一年内或由受让方决定的更晚日期发生的情况下，受让方应当有权利单独决定解除本协议。

c)	In the event of the termination of this Agreement, this Agreement shall become null and void, and be of no further force and effect, and the Acquisition shall be rescinded by the Parties as if this Agreement had not been signed except that the Parties shall continue to be bound by the provisions of this Article 5.2, Article 6 and Article 7 hereof. Nothing in this Article 5.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

若本协议解除，本协议将失去效力且不再具有强制执行力和影响力，且各方应将本次收购恢复原状，如同本协议未曾签署，但各方应继续受本协议第5.2条、第六条和第七条之约束。本第5.2条不得视为免除任何一方在该等解除生效日期之前的任何违反本协议的责任。

Article 6 Applicable Law and Dispute Resolution

第六条 适用法与争议解决

6.1	This Agreement shall be governed by the laws of Hong Kong.

本协议应受香港法律管辖。

6.2	In the event a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. In the event that satisfactory resolution is not reached within thirty (30) days after the occurrence of such disputes, the dispute will be submitted to resolution by arbitration by the Hong Kong International Arbitration Center (the “HKIAC”) in Shanghai, in accordance with the then effective procedural rules of the Commission. The arbitration shall be conducted in Chinese. The arbitral award will be final and binding upon all Parties hereto. The arbitration fee and the lawyers’ expense shall be borne by the losing Party(ies).

因执行本协议引起或与本协议解释有关的任何争议均应先由各方以友好协商的方式解决。如争议发生后三十（30）天内各方无法就该等争议的解决达成一致意见的，则该等争议应提交香港国际仲裁中心（“HKIAC”），依据HKIAC届时有效的仲裁规则进行仲裁。仲裁语言为中文。仲裁裁决应是终局性的，对本协议双方均有约束力。仲裁费用以及律师费由败诉的一方承担。

Article 7 Miscellaneous

第七条 杂项

7.1	Each of the Parties undertakes, as well as their respective directors, officers, employees and Agents, to keep strictly confidential the terms and conditions of this Agreement and the Acquisition, except to the extent that disclosure of the foregoing is required by law (including the rules and listing standards of any stock exchange upon which the securities of FiEE or its parent are traded). Except as required by law (including the rules and listing standards of any stock exchange upon which the securities of FiEE or its parent are traded), each of the Parties agrees to consult with each other and obtain prior written consent before issuing any press release or making any public statement and that no press release or public statement will be issued or made prior to unanimous consent consultation. In the event any such press release or public statement is required by applicable law (including the rules and listing standards of any stock exchange upon which the securities of FiEE or its parent are traded), the Parties will consult prior to the making thereof to the extent reasonably practicable or permissible.

各方及其各自的董事、管理人员、雇员和代理人共同承诺，对本协议的条款与条件以及本次收购严格保密，除非对上述内容的披露是法律（包括FiEE或其母公司股票在被交易的任何证券交易所之规则及上市标准）所要求的。各方同意在发布任何该等新闻稿或作出任何该等公开声明前与其他方协商并取得事先书面同意，且在共同协商同意前，不会发布新闻稿或作出公开声明。倘若须按照法律（包括FiEE或其母公司股票在被交易的任何证券交易所之规则及上市标准）发布任何该等新闻稿或作出任何该等公开声明，在合理可行或可允许的条件下，各方应事先协商。

7.2	Notwithstanding the foregoing Article 7.1, the Transferors, their immediate family and their respective affiliates shall be subject to non-competition and non-solicitation covenants for a period of twenty (20) years, and a perpetual non-disclosure covenant, that restricts each of them from engaging in the same business as the Company.

尽管有前述第7.1条的规定，转让方及其直系亲属及其各自的关联企业应遵守为期二十（20）年的竞争限制和不招揽的义务，并且承担永久的保密义务，以此来限制他们从事与公司相同的业务。

7.3	The covenants, representations and warranties of the Transferors shall be supported by indemnity obligations which shall not be negated based upon the Transferee’s knowledge (or alleged knowledge) of any breach.

转让方赔偿义务应涵盖转让方的承诺、陈述和保证，转让方赔偿义务不受受让方对任何违约的知晓（或被推断知晓）的影响。

7.4	The Transferors confirm that the Transferors have no affiliation of any form with the Transferee, its ultimate actual controller, major shareholders, directors, senior management personnel, etc., including but not limited to: equity control or nominee arrangements; joint investment or partnership relationships; acting-in-concert arrangements; material business dealings or fund transactions; any other relationships that may give rise to conflicts of interest.

转让方在此确认，其与受让方及其最终实际控制人、主要股东、董事、高级管理人员等均不存在任何形式的关联关系，包括但不限于股权控制或代持关系、共同投资或合伙关系、一致行动人安排、重大业务往来或资金往来、其他可能导致利益冲突的关系。

7.5	This Agreement may not be amended except by a written instrument duly executed by all of the Parties.

本协议非经各方正式签署的书面文件不得作出修改。

7.6	If one or more of the provisions of this Agreement is for any reason held invalid or unenforceable, such provisions shall be deemed severable from the remaining provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any Parties.

如果本协议的一项或多项条款由于任何原因被判定无效或无强制执行力，该等条款应被视为独立于本协议的其他条款，并且该等无效性或不可强制执行在任何情况下均不应影响其余条款或者各方的任何权利的有效性或强制执行力。

7.7	No Party shall assign, encumber, dispose of or otherwise transfer any of its rights under this Agreement without the prior written consent of all other Parties.

未经所有他方事先书面同意，任何一方均不得转让、施加负担、处置、或以其他方式转移其在本协议项下的任何权利。

7.8	Subject to any provision hereof restricting assignment, this Agreement is binding upon and inures to the benefit of each Party hereto and their respective successors and assigns.

受制于本协议中限制转让的任何条款，本协议每一方及其各自的继承人和受让人受本协议的约束，并享有本协议项下的权益。

7.9	This Agreement shall be executed in English and Chinese, and the Chinese version shall prevail in the event of any discrepancy or conflict between the two versions.

本协议以中英文书写。如两种语言文本有任何不同或冲突，应以中文文本为准。

7.10	This Agreement shall be made in eight originals and each original shall have the same legal effect.

本协议正本一式八份，每份正本具有同等效力。

[Signatures appear on next page]

[以下为签署页]

[Signature Page/签署页]

IN WITNESS WHEREOF, the undersigned has duly executed this Share Transfer Agreement, or has caused this Agreement to be duly executed on its behalf, as at the day and year first hereinabove set forth.

以下签署方已于本股权转让协议文首所载年份及日期正式签署或通过其授权代表正式签署本协议，以昭信守。

Transferee 受让方：		Transferors 转让方：

FiEE (HK) Limited		Suzhou Yixuntong Network Technology Co., Ltd.
苏州翼迅通网络科技有限公司

/s/ Li Wai Chung		/s/ Lin Lin
Name/姓名:	Li Wai Chung	Name/姓名:	Lin Lin/林林
Position/职务:	Authorized Signer/授权签字人	Position/职务:	Executive Director/执行董事

Hongyan Sun 孙红艳

/s/ Hongyan Sun

Lin Lin 林林

/s/ Lin Lin

Annex 1

附件1

Fixed Assets and Intellectual Property Rights of the Company

公司固定资产和知识产权